FILED
IN THE OFFICE OF THE
SECRETARY OF STATE OF THE
STATE OF NEVADA

SEP 10 1993
8688-85
CHERYL A. LAU SECRETARY OF STATE

No. ____________

FILING FEE: $20.00 C91383 PI
ENVIRONMENTAL SAFEGUARDS, INC
ATTN: N.K. MONTAGUE #A
1190 NORTH SPRINGCREEK PLACE
SPRINGVILLE, UT 84663

DESIGNATION OF RIGHTS, PRIVILEGES AND PREFERENCES OF SERIES A CONVERTIBLE PREFERRED STOCK

Pursuant to the provisions of section 78.195(6) of the Nevada Revised Statutes, the undersigned corporation hereby adopts the following Designation of Rights, Privileges and Preferences of Series A Convertible Preferred Stock (the "Designation"):

FIRST: The name of the Corporation is Environmental Safeguards, Inc.

SECOND: The following resolution establishing a series of preferred stock designated as the "Series A Convertible Preferred Stock" (hereinafter referred to as the "Preferred Stock"), consisting of 500,000 shares, par value $0.001, was duly adopted by the board of directors of the Corporation on August 12, 1993, in accordance with the articles of incorporation of the Corporation and the Nevada Revised Statutes:

RESOLVED, there is hereby created a series of preferred stock of the Corporation to be designated as the "Series A Convertible Preferred Stock" consisting of 500,000 shares of the Corporation's authorized and unissued shares of preferred stock, par value $0.001, with the following powers, preferences, rights, qualifications, limitations, and restrictions:

(i) Liquidation. In the event of any voluntary or involuntary liquidation (whether complete or partial), dissolution, or winding up of the Corporation, the holders of the Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders, whether from capital, surplus, or earnings, an amount in cash equal to $2.50 per share plus all unpaid dividends, whether or not previously declared, accrued thereon to the date of final distribution. No distribution shall be made on any Common Stock or other series of Preferred Stock of the Corporation by reason of any voluntary or involuntary liquidation (whether complete or partial), dissolution, or winding up of the Corporation unless each holder of any Series A Preferred Stock shall have received all amounts to which such holder shall be entitled under this subsection. If on any liquidation (whether complete or partial), dissolution, or winding up of the Corporation, the assets of the Corporation available for distribution to holders of the Series A Preferred Stock shall be insufficient to pay the holders of outstanding Series A Preferred Stock the full amounts to which they otherwise would be entitled hereunder, the assets of the Corporation available for distribution to holders of the Series A Preferred Stock shall be distributed to them pro rata on the basis of the number of shares of Series A Preferred Stock held by each such holder.

(ii) Voting Rights. The Series A Preferred Stock shall be entitled to one vote per share, with the common stock and the Series A Preferred Stock voting as a class on all matters voted on by the shareholders of the Corporation. The Series A Preferred Stock shall not be entitled to vote as a separate class except to the extent specifically required by the Nevada Revised Statutes.

(iii) Dividends. The Series A Preferred Stock shall participate with the Common Stock on any dividends declared and paid thereon on a share-for-share basis. The Preferred Stock shall not have any preference as to dividends.

(iv) Conversion. Each share of Series A Preferred Stock shall be convertible into Common Stock, par value $0.001 (the "Common Stock"), of the Corporation at the rate of one share of Common Stock for each one share of Series A Preferred Stock. The Series A Preferred Stock shall be converted to Common Stock upon written notice of conversion from the holder of the Series A Preferred Stock to the Corporation; provided, that on December 31, 1995, all shares of Series A Preferred Stock which have not previously been converted to Common Stock shall automatically be converted to Common Stock without any act or action on the part of the holders of such Series A Preferred Stock. All shares of Common Stock or other securities which may be issued on any conversion of the Series A Preferred Stock will, on issuance, be fully paid and nonassessable and free from all taxes, liens, and charges with respect to the issue thereof. In the event the Corporation should declare a stock dividend, effect a forward or reverse split in its outstanding shares, be acquired by another person or corporation, or take any action similar to the foregoing, the Conversion Rate in effect immediately prior to such action shall be adjusted so that the holders of the Series A Preferred Stock shall be entitled to receive the kind and number of shares of Common Stock or other securities of the Corporation which they would have owned or have been entitled to receive after the happening of any of the events described above, had such shares of Series A Preferred Stock been converted immediately prior to the happening of such event or any record date with respect thereto. No adjustment shall be made to the Conversion Rate: (a) in connection with the offer and sale of any shares of any class or series of Preferred Stock, (b) in connection with the issuance of any Common Stock, securities, or assets on conversion or redemption of shares of Preferred Stock; (c) in connection with the issuance of any shares of Common Stock, securities, or assets on account of the anti-dilution provisions set forth in this subparagraph; (d) in connection with the purchase or other acquisition by the Corporation of any capital stock, evidence of its indebtedness, or other securities of the Corporation; or (e) in connection with the sale or exchange by the Corporation of any Common Stock, evidence of its indebtedness, or other securities of the Corporation, including securities containing the right to subscribe for or purchase Common Stock or Preferred Stock of the Corporation.

(v) Status of Shares Issued Upon Conversion. The Corporation covenants and agrees that: (a) the shares of Common Stock issuable on any conversion of the shares of Series A Preferred Stock shall be deemed to have been issued to the person on the Conversion Date, and on the Conversion Date, such person shall be deemed for all purposes to have become the record holder of such Common Stock, and (b) all shares of Common Stock or other securities which may be issued on any conversion of the Preferred Stock will, on issuance, be fully paid and nonassessable and free from all taxes, liens, and charges with respect to the issue thereof.

(vi) Additional Provisions. No change in the provisions of the Series A Preferred Stock set forth in this Designation affecting any interests of the holders of any shares of Series A Preferred Stock shall be binding or effective unless such change shall have been approved or consented to by the holders of Series A Preferred Stock in the manner provided in the Nevada Revised Statutes, as the same may be amended from time to time. A share of Series A Preferred Stock shall be transferable only on the books of the Corporation maintained at the principal office of its transfer agent, on delivery thereof duly endorsed by the holder or by his duly authorized attorney or representative or accompanied by proper evidence of succession, assignment, or authority to transfer. On any registration of transfer, the transfer agent shall deliver a new certificate representing the shares of Series A Preferred Stock so transferred to the person entitled thereto. The Corporation shall not be required to issue any fractional share of Common Stock on the conversion or redemption of any shares of Series A Preferred Stock. If any fraction of a share of Common Stock would, except for the provisions of this subparagraph, be issuable on the conversion of any share of Preferred Stock, the Corporation shall pay an amount in cash equal to the current value of such fraction computed on the basis of the closing bid price of the Corporation's Common Stock as reported on the OTC Bulletin Board or, if the Common Stock is reported on NASDAQ, the closing bid price reported by NASDAQ on the last business day prior to the date of conversion. Any notice required or permitted to be given to the holders of the Preferred Stock under this Designation shall be deemed to have been duly given if mailed by first class mail, postage prepared to such holders at their respective addresses appearing on the stock records maintained by or for the Corporation and shall be deemed to have been given as of the date deposited in the United States mail.

IN WITNESS WHEREOF, the foregoing Designation of Rights, Privileges, and Preferences of Series A Convertible Preferred Stock of the Corporation has been executed this ___ day of August, 1993.

Environmental Safeguards, Inc.

By ______________________
Kevin Baadsgaard, President

ATTEST:

By ______________________
Netella Montague, Secretary

STATE OF UTAH)
:ss
COUNTY OF SALT LAKE)

On this ____ day of August, 1993, personally appeared before me Kevin Baadsgaard and Netella Montague, who being by me duly sworn did say that they are the president and secretary, respectively, of Environmental Safeguards, Inc., a Nevada corporation, that they are the persons who executed the foregoing Designation of Rights, Privileges and Preferences on behalf of said corporation by authority of resolutions of its board of directors, and each duly acknowledged to me that said corporation executed the same.

____
Notary Public

NOTARY PUBLIC
State of Utah

RECEIVED

SEP 10 1993

Secretary of State